Exhibit 10.1

Execution Version

CREDIT SUISSE SECURITIES (USA) LLC CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013
ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281	UBS SECURITIES LLC 1285 Avenue of the Americas New York, New York 10019 UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, Connecticut 06901

CONFIDENTIAL

November 7, 2014

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, Texas 77064

Attention: Mark E. Johnson, Chief Financial Officer

Project Metallica
Commitment Letter

Ladies and Gentlemen:

You have advised us that NCI Building Systems, Inc., a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of the entity previously identified by you to us as “Metallica” (the “Acquired Business”) pursuant to the Acquisition Agreement (as defined in Exhibit A hereto). You have further advised each of Credit Suisse AG (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS, “Credit Suisse”), Citigroup Global Markets Inc. (“CGMI”) on behalf of Citi (as defined below), Royal Bank of Canada (“Royal Bank”), RBC Capital Markets* (“RBCCM”), UBS AG, Stamford Branch (“UBS”) and UBS Securities LLC (“UBSS” and, collectively with Credit Suisse, CGMI, Royal Bank, RBCCM, UBS and any Additional Committing Lenders, the “Committed Lenders”, “we” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Bridge Term Sheet”) and the Summary of Additional Conditions attached hereto as Exhibit C (the “Summary of Additional Conditions”; together with this commitment letter, the Transaction Description and the Bridge Term Sheet, collectively, the “Commitment Letter”).

*	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

For purposes of this Commitment Letter, “Citi” shall mean CGMI, Citibank, N.A., Citigroup USA, Inc., Citigroup North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein (subject to the confidentiality, assignment and other provisions hereof). It is understood and agreed that CGMI is entering into this letter for and on behalf of Citi.

You have further advised each of the Committed Lenders that, in connection therewith, it is intended that the financing for the Transactions will include either (i) up to (x) $250 million in aggregate principal amount of senior unsecured notes, subject to increase to fund any original issue discount in the issue price of such notes (the “Notes”) in a Rule 144A private placement, (ii) if all or any portion of the Notes are not issued on or prior to the date on which the Acquisition closes, up to $250 million, less cash proceeds received from the issuance of Notes, subject to increase as provided in the Bridge Term Sheet, of senior unsecured increasing rate loans (the “Bridge Loans”) under the senior unsecured credit facility (the “Bridge Facility”) described in the Bridge Term Sheet or (iii) a combination of Notes and Bridge Loans. As used herein, the term “Closing Date” means the date on which the Acquisition closes with the proceeds of the Bridge Loans and/or Notes issued in a Rule 144A private placement arranged by the Investment Banks (as defined in the Summary of Additional Conditions).

In connection with the foregoing, each of CS, Citi, Royal Bank and UBS is pleased to advise you of its several, but not joint, commitment to provide 28%, 24%, 24% and 24%, respectively, of the Bridge Facility (including without limitation, any Bridge Loan OID Increase), subject only to the conditions set forth in the Funding Conditions Provision (as defined below), the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Bridge Term Sheet.

It is agreed that each of CS Securities, Citi, RBCCM and UBSS will act as a joint lead arranger and a joint bookrunner for the Bridge Facility (in such capacity, each a “Lead Arranger” and, collectively with any other arrangers and bookrunners appointed pursuant to the following paragraph, the “Lead Arrangers”); provided that Credit Suisse shall have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining sole “physical books” in respect of the Bridge Facility.

2

You may, on or prior to the date that is 20 days after the date of this Commitment Letter, appoint additional agents, co-agents, lead arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Committing Lender”) or confer other titles in respect of the Bridge Facility in a manner and with economics determined by you in consultation with the Lead Arrangers (it being understood that, to the extent you appoint Additional Committing Lenders or confer other titles in respect of the Bridge Facility, (x) each such Additional Committing Lender will assume a portion of the commitments of the Bridge Facility on a pro rata basis (and the commitments of the Committed Lenders with respect to such portion will be reduced ratably) and (y) the economics allocated to the Committed Lenders in respect of the Bridge Facility will be reduced ratably by the amount of the economics allocated to such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Committed Lender” hereunder and under the Fee Letter (as defined below)); provided that (i) fees will be allocated to each such appointed entity on a pro rata basis in respect of the commitments it is assuming or on such other basis as you and the Lead Arrangers may agree and (ii) in no event shall the Lead Arrangers party to this Commitment Letter as of the date hereof be entitled to less than 100% of the economics of the Bridge Facility, in the aggregate, as a result of the appointments of Additional Committing Lenders pursuant to this sentence. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter and other than in connection with any additional appointment referred to above) will be paid to any Lender in connection with the Bridge Facility unless you and we so agree.

3

The Committed Lenders reserve the right, prior to or after the execution of definitive documentation for the Bridge Facility (which we agree will be initially drafted by your counsel), to syndicate all or a portion of the Committed Lenders’ commitments hereunder to a group of financial institutions (together with the Committed Lenders, the “Lenders”) identified by the Committed Lenders in consultation with you and reasonably acceptable to them and you with respect to the identity of such Lender (in each case, such consent not to be unreasonably withheld), it being understood that we will not syndicate to those persons identified by you in writing to the Committed Lenders (or to their affiliates so designated in writing) prior to the date hereof or to any competitors of the Company or the Acquired Business or to any affiliates of such competitors (such persons collectively, the “Disqualified Institutions”); provided that, notwithstanding each Committed Lender’s right to syndicate the Bridge Facility and receive commitments with respect thereto, it is agreed that any syndication, assignment, or receipt of commitments in respect of all or any portion of a Committed Lender’s commitments hereunder prior to the initial funding under the Bridge Facility shall not be a condition to such Committed Lender’s commitments nor reduce such Committed Lender’s commitments hereunder with respect to the Bridge Facility (provided, however, that, notwithstanding the foregoing, assignments of a Committed Lender’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted) and, unless you otherwise agree in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Committed Lenders’ commitments hereunder are not subject to or conditioned on the syndication of the Bridge Facility. The Committed Lenders intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Bridge Facility prior to the Closing Date (subject to the limitations set forth in the second preceding sentence). You agree actively to assist the Committed Lenders (and to use your commercially reasonable efforts to cause Clayton Dubilier & Rice LLC and its affiliates (collectively, the “Sponsor”) and the Acquired Business to actively assist the Committed Lenders) in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, until the Closing Date, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from the existing lending and investment banking relationships of you, the Sponsor and, to the extent practical and appropriate, the Acquired Business, (b) direct contact between senior management, representatives and advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to ensure contact between senior management, representatives and advisors of the Acquired Business, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your and the Sponsor’s assistance, and your using commercially reasonable efforts to cause the Acquired Business to assist, in the preparation of a customary bridge teaser for the Bridge Facility and other customary bridge marketing materials to be used in connection with the syndication (the “Bridge Teaser”) and your using commercially reasonable efforts to provide such Bridge Teaser (other than the portions thereof customarily provided by financing arrangers, and limited, in the case of information relating to the Acquired Business and its subsidiaries, to Required Information (as defined in the Acquisition Agreement)) to us no less than 20 consecutive calendar days prior to the Closing Date (or such shorter period ending upon the issuance of the Notes) (provided that such consecutive day period shall (i) not be required to be consecutive to the extent it would include November 26, 2014 through November 30, 2014 (which dates set forth in this clause (i) shall be excluded for purposes of the 20 calendar day period), (ii) either expire prior to December 20, 2014 or commence after January 4, 2015, and (iii) not be required to be consecutive to the extent it would include May 22, 2015 through May 25, 2015 (which dates set forth in this clause (iii) shall be excluded for purposes of the 20 calendar day period)), (d) prior to the launch of syndication, using your commercially reasonable efforts to procure or confirm a corporate credit rating and a corporate family rating in respect of the Borrower from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and ratings for each of the Bridge Facility and the Notes from each of S&P and Moody’s, (e) the hosting, with the Committed Lenders, of no more than one lender call to be mutually agreed upon with prospective Lenders at a time to be mutually agreed upon and (f) your ensuring that there shall be no competing issues of debt securities or commercial bank or other credit facilities of the Company, the Acquired Business or any of their respective subsidiaries being offered, placed or arranged (other than the Notes, a Permitted Financing (as defined in the Fee Letter), replacements, extensions and renewals of existing indebtedness that matures prior to the date that is 60 days following the Expiration Date, and any other indebtedness of the Acquired Business and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement) if the offering, placement or arrangement of such debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of the Lead Arrangers, a detrimental effect upon the primary syndication of the Bridge Facility. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that neither the commencement nor completion of the syndication of the Bridge Facility shall constitute a condition to the availability of the Bridge Facility on the Closing Date or at any time thereafter.

4

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Bridge Facility, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree promptly to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Acquired Business to provide) to the Committed Lenders all customary information with respect to you, the Sponsor, the Acquired Business and each of your and their respective subsidiaries and the Transactions, including all financial information and projections (including financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Committed Lenders may reasonably request in connection with the structuring, arrangement and syndication of the Bridge Facility. You hereby represent and warrant that (with respect to information relating to the Acquired Business and its subsidiaries to your knowledge), (a) all written information and written data other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Committed Lenders by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to the Committed Lenders by or on behalf of you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time the related Projections are made available to the Committed Lenders; it being understood that the Projections are as to future events and are not to be viewed as facts, and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Acquired Business and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to your knowledge with respect to information relating to the Acquired Business and its subsidiaries) in all material respects under those circumstances. In arranging and syndicating the Bridge Facility, the Committed Lenders will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

5

Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Committed Lenders or the Lead Arrangers in connection with the syndication of the Bridge Facility shall be those required to be delivered pursuant to the Summary of Additional Conditions.

You hereby acknowledge that (a) the Committed Lenders will make available Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online or similar electronic means and (b) certain of the Lenders (each, a “Public Lender”) may wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Acquired Business or your or its respective securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if the Acquired Business were a public reporting company (as reasonably determined by you) (collectively, the “Public Side Information”). If reasonably requested by the Committed Lenders, you will use commercially reasonable efforts to assist us in preparing a customary additional version of the Bridge Teaser to be used by Public Lenders. The information to be included in the additional version of the Bridge Teaser will contain only Public Side Information. It is understood that in connection with your assistance described above, an authorization letter, in form substantially similar to authorization letters delivered by companies sponsored by the Sponsor, will be included in any Bridge Teaser, which letter authorizes the distribution of the Bridge Teaser to prospective Lenders, containing a representation to the Lead Arrangers that the public-side version contains only Public Side Information (and, in each case, a “10b-5” representation to the Lead Arrangers customary for companies sponsored by the Sponsor), which Bridge Teaser shall exculpate you, the Sponsor, the Acquired Business, and your and their respective affiliates and us and our affiliates with respect to any liability related to the use of the Bridge Teaser or any related marketing material by the recipients thereof. You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”, which, at the minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC”, you shall be deemed to have authorized the Lead Arrangers (subject to the confidentiality and other provisions of this Commitment Letter) to treat such materials as information that is Public Side Information (it being understood that you shall not be under any obligation to mark any particular portion of the Information as “PUBLIC”). You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (each, a “Private Lender”): (a) the Bridge Term Sheet; (b) drafts and final definitive documentation with respect to the Bridge Facility; (c) administrative materials prepared by the Committed Lenders for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Bridge Facility. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then none of the Lead Arrangers and the Committed Lenders will distribute such materials to Public Lenders without your consent.

6

As consideration for the commitments of the Committed Lenders hereunder and their agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Bridge Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Bridge Facility (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

The commitments of the Committed Lenders hereunder and their agreement to perform the services described herein are subject solely to the conditions set forth in the next sentence of this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Bridge Term Sheet. In addition, the commitments of the Committed Lenders hereunder are subject to the execution (as applicable) and delivery by the Borrower, the Guarantors and the officers and advisors thereof, as the case may be, of definitive documentation, closing certificates (including evidences of authority, charter documents, and officers’ incumbency certificates) and customary legal opinions with respect to the Bridge Facility (the “Bridge Facility Documentation”), in each case consistent with this Commitment Letter and the Fee Letter; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Bridge Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Bridge Facility on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties relating to the Acquired Business and its subsidiaries made by the Seller (as defined in the Transaction Description) in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Buyers (as defined in the Transaction Description) have the right to terminate their obligations (or otherwise decline to consummate the Acquisition without liability) under the Acquisition Agreement as a result of a breach of such representations and warranties in such agreement (the “Acquired Business Representations”) and (ii) the terms of the Bridge Facility Documentation shall be in a form such that (x) they do not impair availability of the Bridge Facility on the Closing Date if the conditions set forth in this paragraph, in the Summary of Additional Conditions and under the heading “Conditions Precedent to Initial Extension of Credit” in the Bridge Term Sheet are satisfied and (y) they do not conflict with, violate or result in a breach of or default under the ABL Facility (as defined in the Summary of Additional Conditions) or the Term Loan Facility (as defined in Exhibit B). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower in the Bridge Facility Documentation and set forth in the Bridge Term Sheet relating to corporate or other organizational existence, power and authority related to entry into and performance of the Bridge Facility Documentation, the execution, delivery and enforceability of the Bridge Facility Documentation, the incurrence of the loans and the provision of guarantees contemplated herein not violating constitutional documents of the Borrower and the Guarantors, solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency definition set forth in Annex I to Exhibit C), U.S. Federal Reserve margin regulations, the PATRIOT Act, the U.S. Investment Company Act and the use of loan proceeds not violating OFAC. There shall be no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Bridge Facility Documentation, other than those expressly stated in the second sentence of this paragraph, in the Summary of Additional Conditions and in the section under the heading “Conditions Precedent to Initial Extension of Credit” in the Bridge Term Sheet to the initial funding under the Bridge Facility on the Closing Date. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Bridge Facility, the Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Bridge Facility in a manner consistent with the Acquisition Agreement. This paragraph is referred to as the “Funding Conditions Provision”.

7

You agree (a) to indemnify and hold harmless the Bridge Administrative Agent, the Lead Arrangers, each of the Committed Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing, but excluding any of the foregoing in its capacity, if applicable, as financial advisor to the Acquired Business or any of its direct or indirect equity holders or affiliates in connection with the Acquisition (each, a “Sell-Side Advisor”) and any Related Person (as defined below) of such Sell-Side Advisor in such capacity (each, other than such excluded parties, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Bridge Facility or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse such Indemnified Person upon demand for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter or the Bridge Facility Documentation (as determined by a court of competent jurisdiction in a final non-appealable decision) or (iii) arising out of, or in connection with, any Proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than any Proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under the Bridge Facility, and (b) to reimburse the Committed Lenders from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including, but not limited to, expenses of the Committed Lenders’ due diligence investigation (and with respect to third party diligence expenses, to the extent any such expenses have been previously approved by you, such approval not to be unreasonably withheld), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Bridge Administrative Agent identified in the Bridge Term Sheet (and, for the avoidance of doubt, not of counsel to any Committed Lender or Lead Arranger individually) and of a single local counsel to the Bridge Administrative Agents in each relevant jurisdiction, except allocated costs of in-house counsel), in each case incurred by the Committed Lenders in connection with the Bridge Facility and the preparation of this Commitment Letter, the Fee Letter and the Bridge Facility Documentation (collectively, the “Expenses”); provided that you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (ii) none of you, the Sponsor, the Acquired Business or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or their activities related to the Bridge Facility or this Commitment Letter; provided that nothing contained in this clause (ii) shall limit your indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. For purposes hereof, a “Related Person” of an Indemnified Person (or any Sell-Side Advisor) means, if such Indemnified Person (or Sell-Side Advisor) is the Bridge Administrative Agent, a Lead Arranger or a Committed Lender or any of its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors, any of the Bridge Administrative Agent, Lead Arranger or Committed Lender and its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors.

8

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any of your successors and assigns and the Indemnified Persons.

You acknowledge that the Committed Lenders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Neither the Committed Lenders nor any of their affiliates will use confidential information obtained from or on behalf of you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Committed Lenders nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Committed Lenders nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, each Committed Lender, together with its affiliates, is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, research, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Committed Lenders and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Sponsor, the Acquired Business and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Committed Lender and its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Sponsor, the Acquired Business or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

9

The Committed Lenders and their respective affiliates may have economic interests that conflict with those of the Acquired Business and you. You agree that the Committed Lenders will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Committed Lenders or any of their respective affiliates and you, the Acquired Business, your and their respective stockholders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter and the Fee Letter. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Committed Lenders and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transactions, each Committed Lender and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Acquired Business, your and their respective management, stockholders, creditors or any other person, (iii) the Committed Lenders and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Committed Lenders or any of their respective affiliates have advised or are currently advising you or the Acquired Business on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Committed Lenders and their affiliates do not provide tax, accounting or legal advice. You hereby waive and release any claims that you may have against the Committed Lenders (in their capacity as such) and their applicable affiliates (as the case may be) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Commitment Letter. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any Sell-Side Advisor, or any financial advisor separately retained by you, the Sponsor, the Acquired Business or any of your or its affiliates in connection with the Acquisition, in its capacity as such.

This Commitment Letter and the commitments hereunder shall not be assignable by you without the prior written consent of the Committed Lenders, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and the Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Any and all obligations of, and services to be provided by, the Committed Lenders hereunder (including, without limitation, their commitments) may be performed and any and all rights of the Committed Lenders hereunder may be exercised by or through any of their affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Committed Lenders from any of their obligations hereunder, unless and until such affiliate shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Committed Lenders and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Bridge Facility and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Bridge Facility and set forth the entire understanding of the parties hereto with respect thereto.

10

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Bridge Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Bridge Facility is subject to conditions precedent provided herein, subject to the Funding Conditions Provision and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS, TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION, PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (I) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE acquired business IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (II) WHETHER THE BUYERS CAN TERMINATE THEIR OBLIGATIONS UNDER THE ACQUISITION AGREEMENT (or otherwise DECLINE TO CONSUMMATE THE ACQUISITION without liability), (III) WHETHER A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE acquisition agreement) HAS OCCURRED AND (IV) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE BE GOVERNED BY, SOLELY TO THE EXTENT THE LAWS OF THE commonwealth of pennsylvania ARE mandatorily APPLICABLE TO ANY SUCH DETERMINATION UNDER THE ACQUISITION AGREEMENT, THE LAWS OF THE commonwealth of pennsylvania.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

11

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsor and to your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Committed Lenders consent to such proposed disclosure (such consent not to be unreasonably withheld), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case, you agree, to the extent practicable and not prohibited by law, to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law) or (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder; provided that (i) you may disclose this Commitment Letter and the contents hereof to the Acquired Business and the Seller and their respective officers, directors, equity holders, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof in any proxy or other public filing relating to the Acquisition, in the Bridge Teaser and in any prospectus or other offering memorandum relating to the Notes, (iii) you may disclose this Commitment Letter, and the contents hereof, to potential Lenders (including any prospective Additional Committing Lender), potential equity investors and potential arrangers of a Permitted Financing and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and to rating agencies in connection with obtaining ratings for the Borrower and the Bridge Facility or the Notes, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing, in the Bridge Teaser or any prospectus or other offering memorandum relating to the Notes, (v) to the extent portions thereof have been redacted in a customary manner (including, without limitation, redaction of fee amounts), you may disclose the Fee Letter and the contents thereof to the Acquired Business and the Seller and their respective officers, directors, equity holders, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (vi) you may disclose the Fee Letter and the contents thereof to any prospective Additional Committing Lender or prospective equity investor and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and (vii) you may disclose this Commitment Letter and the contents hereof to the lenders and agent under the ABL Facility and their respective officers, directors, employees, attorneys, accountants and advisors, on a confidential and need to know basis. The obligations under this paragraph with respect to the Commitment Letter shall terminate automatically after the Bridge Facility Documentation shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to the Commitment Letter shall automatically terminate on the second anniversary hereof.

12

You agree that you will permit us to review and approve (such approval not to be unreasonably withheld) any reference to us or any of our affiliates in connection with the Bridge Facility or the transactions contemplated hereby contained in any press release or similar written public disclosure prior to public release.

The Committed Lenders and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder or in connection herewith solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Committed Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Committed Lender, to the extent not prohibited by applicable law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Committed Lender or any of its affiliates (in which case such Committed Lender, to the extent practicable and not prohibited by law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority exercising examination or regulatory authority) to inform you promptly thereof and if such Committed Lender is unable to notify you in advance of such disclosure, such notice shall be delivered to you promptly thereafter to the extent permitted by law), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by any of the Committed Lenders or any of their affiliates or any of the Committed Lenders’ and such affiliates’ respective officers, directors, employees, attorneys, accountants, advisors and other representatives in violation of any confidentiality obligations owing to you, the Sponsor, the Acquired Business or any of your or their respective subsidiaries (including those set forth in this paragraph), (d) to the extent that such information is received by such Committed Lender or its affiliates from a third party that is not, to such Committed Lender’s or its affiliates’ knowledge, subject to confidentiality obligations owing to you, the Sponsor, the Acquired Business or any of your or their respective subsidiaries, (e) to the extent that such information was already in such Committed Lender’s or its affiliates’ possession or is independently developed by such Committed Lender or its affiliates, (f) to such Committed Lender’s affiliates and such Committed Lender’s and such affiliates’ respective trustees, officers, directors, employees, attorneys, accountants, service providers, advisors and other representatives who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (g) to potential or prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under the Bridge Facility (in each case, other than a Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld, conditioned or delayed), to rating agencies in connection with obtaining or confirming ratings for the Company, the Bridge Facility and the Notes, (i) for purposes of establishing a “due diligence defense”, (j) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder, (k) to any other party hereto or (l) to the extent you consent to such proposed disclosure. The Committed Lenders’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the Bridge Facility upon the initial funding thereunder, if and to the extent the Committed Lenders are party thereto, and shall in any event terminate upon the second anniversary of the date hereof.

13

The syndication, reimbursement and compensation provisions (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, waiver of indirect, special, punitive or consequential damages, confidentiality (except to the extent set forth herein), jurisdiction, governing law, venue, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Bridge Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Committed Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letter and provision of information, shall automatically terminate and be superseded by the Bridge Facility Documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

We hereby notify you that, pursuant to the requirements of the U.S. PATRIOT Improvement and Reauthorization Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”), each of the Committed Lenders and each other Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow any of the Committed Lenders or such Lender to identify the Borrower and such Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Committed Lenders and each Lender.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Bridge Administrative Agent, on behalf of the Committed Lenders, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on November 9, 2014. The Committed Lenders’ commitments hereunder and agreements contained herein will expire at such time in the event that the Bridge Administrative Agent has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of each of the Committed Lenders hereunder shall automatically terminate upon the first to occur of (i) the termination of the Acquisition Agreement, (ii) June 7, 2015 (the “Expiration Date”), unless each of the Committed Lenders shall, in their discretion, agree to an extension and (iii) the consummation of the Transactions with or without the funding of the Bridge Facility. You shall have the right to terminate this Commitment Letter and the commitments of the Committed Lenders hereunder with respect to the Bridge Facility in its entirety (or a portion thereof not in excess of $50 million pro rata among the Committed Lenders) at any time upon written notice to the Committed Lenders from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letter.

[Remainder of this page intentionally left blank]

14

The Committed Lenders are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

[signature pages follow]

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Megan D. Glen
	Name:	Megan D. Glen
	Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Robert Hetu
	Name:	Robert Hetu
	Title:	Authorized Signatory

By:	/s/ Lingzi Huang
	Name:	Lingzi Huang
	Title:	Authorized Signatory

[Signature Page to Metallica Commitment Letter]

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Justin Tichauer
	Name:	Justin Tichauer
	Title:	Director

[Signature Page to Metallica Commitment Letter]

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
	Name:	James S. Wolfe
	Title:	Managing Director, Head of Global Leveraged Finance

[Signature Page to Metallica Commitment Letter]

UBS SECURITIES LLC

By	/s/ Kevin T. Pluff
	Name:	Kevin T. Pluff
	Title:	Managing Director, Leveraged Capital Markets

By	/s/ John Stroll
	Name:	John Stroll
	Title:	Director

UBS AG, STAMFORD BRANCH

By	/s/ Kevin T. Pluff
	Name:	Kevin T. Pluff
	Title:	Managing Director, Leveraged Capital Markets

By	/s/ John Stroll
	Name:	John Stroll
	Title:	Director

[Signature Page to Metallica Commitment Letter]

Accepted and agreed to as of
the date first above written:

NCI BUILDING SYSTEMS, inc.

By:	/s/ Mark E. Johnson
	Name:	Mark E. Johnson
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Metallica Commitment Letter]

EXHIBIT A

Project Metallica
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter.

NCI Building Systems, Inc., a Delaware corporation (the “Company” or “you”), intends to acquire (the “Acquisition”), directly or indirectly, all of the equity interests of the entity previously identified by you to us as “Metallica” (the “Acquired Business”).

In connection with the foregoing, it is intended that:

a)   Pursuant to the Interest Purchase Agreement (together with the Acquired Business’s disclosure schedules delivered in connection therewith, collectively, the “Acquisition Agreement”) among the NCI Group, Inc., Steelbuilding.com, Inc. (collectively, “Buyers”), the general partners of CENTRIA, a Pennsylvania General Partnership (the “Seller”), and the Acquired Business, the Company will, directly or indirectly, acquire (the “Acquisition”) the Acquired Business. Pursuant to the Acquisition, the Seller shall have the right to receive the amount required to consummate the Acquisition (the “Acquisition Consideration”) in accordance with the terms of the Acquisition Agreement.

b)   The Company will issue up to $250 million in aggregate principal amount of the Notes (subject to increase to fund any original issue discount in the issue price of the Notes) and/or borrow up to $250 million (less the amount of cash proceeds received from the issuance of Notes) in aggregate principal amount of Bridge Loans plus any increase as provided in the Bridge Term Sheet, in each case, on (or, in the case of the Notes, at your election, prior to) the closing date of the Acquisition, which amount shall be used, together with (at your election) borrowings under the Company’s Loan and Security Agreement, dated as of October 20, 2009, among the Company, certain of its subsidiaries, the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent and co-collateral agent and Bank of America, N.A., as co-collateral agent (as amended by Amendment No. 1 to the Loan and Security Agreement, dated as of December 3, 2010, Amendment No. 2 to the Loan and Security Agreement dated as of May 2, 2012, Amendment No. 3 to the Loan and Security Agreement, dated as of the date hereof, and as may be further amended, waived, supplemented or otherwise modified from time to time, the “ABL Facility”) and/or cash on hand, inter alia to consummate the Acquisition, to redeem or repay the Repaid Indebtedness (the “Refinancing”) and to pay fees, premiums and expenses incurred in connection with the Transactions.

A-1

c)   All third-party indebtedness for borrowed money of the Acquired Business and its subsidiaries (other than indebtedness incurred or issued pursuant to the Transactions, and subject to the following sentence) that is outstanding on the Closing Date will be repaid, redeemed, defeased or otherwise discharged (or irrevocable notice for the redemption thereof will be given) (collectively, the “Repaid Indebtedness”). Any existing third party indebtedness for borrowed money of the Acquired Business and its subsidiaries (“Existing Indebtedness”) that the Company has requested be permitted to remain outstanding with the approval of the Lead Arrangers (not to be unreasonably withheld), and, at the option of the Company, any Existing Indebtedness listed in Annex I to this Exhibit A and any capital leases existing on the date of the Commitment Letter or permitted to be incurred under the Acquisition Agreement, shall remain outstanding after the Closing Date.

The transactions described above, any prepayment of the Term Loan Facility with the proceeds of Notes and/or Bridge Loans as contemplated by paragraph 1 of the Summary of Additional Conditions and the payment of related fees, premiums and expenses are collectively referred to herein as the “Transactions”.

A-2

Annex I to

Exhibit A

Existing Indebtedness

•	Industrial Revenue Bonds issued by the City of Sheridan, Arkansas and secured by letters of credit from PNC Bank:

o	$1,000,000 1988 Series B Bonds maturing on August 1, 2016, and

o	$2,700,000 Series 2000A Bonds Maturing on August 1, 2020.

A-I-1

EXHIBIT B

Project Metallica

Senior Unsecured Increasing Rate Bridge Loans

Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrower:	NCI Building Systems, Inc. (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agents:	CS will act as sole and exclusive administrative agent (in such capacity, the “Bridge Administrative Agent”) in respect of the Bridge Facility for a syndicate of financial institutions reasonably acceptable to the Borrower (together with the Committed Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Joint Bookrunner and Lead Arranger:	Each of CS Securities, Citi, RBCCM and UBSS will act as joint lead arrangers for the Bridge Facility (each a “Lead Arranger” and collectively with any other arrangers appointed pursuant to the fifth paragraph of the Commitment Letter, the “Lead Arrangers”) and each will perform the duties customarily associated with such roles.

Bridge Loans:	(A) The Lenders will make senior unsecured increasing rate loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $250 million plus, at the Borrower’s option, an amount sufficient to fund original issue discount in the issue price of the Notes (such increased amount, the “Bridge Loan OID Increase”), pursuant to a senior unsecured increasing rate bridge facility (the “Bridge Facility”), and minus the aggregate amount of Notes issued on or prior to the Closing Date.

Availability:	The Lenders will make the Bridge Loans on the Closing Date substantially simultaneously with the consummation of the Acquisition.

B-1

Uses of Proceeds:	The proceeds of the Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of borrowings under the ABL Facility, the proceeds from the issuance of the Notes (if any) and cash on hand, to finance the Transactions.

Ranking:	The Bridge Loans will rank pari passu in right of payment with the ABL Facility, obligations under the Company’s Term Loan Credit Agreement, dated as of June 22, 2012, among the Company, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent and the lenders party thereto (as amended by Amendment No. 1, dated as of the June 24, 2013, the “Term Loan Facility”, and together with the ABL Facility, the “Senior Secured Facilities”) and other senior indebtedness of the Borrower, and will not be secured.

Guarantees:	The Bridge Loans will be jointly and severally guaranteed by each domestic subsidiary of the Borrower that guarantees or is an obligor in respect of the Senior Secured Facilities, on a senior basis (such guarantees, the “Guarantees”). The Guarantees will automatically be released upon the release of the corresponding guarantees of the Senior Secured Facilities. The Guarantees will rank pari passu in right of payment with the guarantees of the Senior Secured Facilities, and will not be secured.

Maturity:	All Bridge Loans will have an initial maturity date that is the one-year anniversary of the Closing Date (the “Maturity Date”). If any Bridge Loan has not been previously repaid in full on or prior to the Maturity Date, such Bridge Loan will be automatically converted into a senior unsecured term loan (each, a “Senior Unsecured Term Loan”) due on the date that is eight years after the Closing Date (the “Extended Maturity Date”). The date on which Bridge Loans are converted into Senior Unsecured Term Loans is referred to as the “Conversion Date”. At any time on or after the Conversion Date, at the option of the applicable Lender, the Senior Unsecured Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Unsecured Exchange Notes”) having an equal principal amount and having the terms set forth in Annex II hereto; provided that the Borrower may defer the first issuance of Senior Unsecured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $75.0 million of the aggregate principal amount of the Senior Unsecured Term Loans in Senior Unsecured Exchange Notes; provided further that the Borrower may defer each subsequent issuance of Senior Unsecured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $50.0 million (or, if less, the aggregate amount of remaining Senior Unsecured Term Loans) in Senior Unsecured Exchange Notes.

B-2

The Senior Unsecured Term Loans will be governed by the provisions of the Bridge Loan Documentation (as defined below) and will have the same terms as the Bridge Loans, except as set forth in Annex I hereto. The Senior Unsecured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth in Annex II hereto.

The Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes shall be pari passu with one another for all purposes.

Interest Rates:	Interest for the first three-month period commencing on the Closing Date shall be payable at LIBOR (as defined below) for U.S. dollars (for interest periods of 1, 2, 3 or 6 months, as selected by the Borrower) plus 600 basis points (the “Initial Margin”). Thereafter, subject to the Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing LIBOR for the interest period selected by the Borrower plus the Applicable Margin (as defined below) and shall increase by an additional 50 basis points at the beginning of each three-month period subsequent to the initial three-month period for so long as the Bridge Loans are outstanding (except on the Conversion Date) (the Initial Margin plus each 50 basis point increase therein described above, the “Applicable Margin”). “LIBOR” means the London interbank offered rate for dollars (or any successor thereto), adjusted for statutory reserve requirements; provided that LIBOR shall not be less than 1.00% per annum.

B-3

Notwithstanding anything to the contrary set forth above, at no time, other than as provided under the heading “Default Rate” below, shall the per annum yield on the Bridge Loans exceed the amount specified in the Fee Letter in respect of the Bridge Facility as the “Total Cap”.

Following the Maturity Date, all outstanding Senior Unsecured Term Loans will accrue interest at the rate provided for in Annex I hereto, subject to the Total Cap.

Interest Payments:	Interest on the Bridge Loans will be payable in cash, quarterly in arrears. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Rate:	At the request of the Bridge Administrative Agent, overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Senior Unsecured Term Loans or Senior Unsecured Exchange Notes affect the payment of any default rate of interest in respect of any Bridge Loans or Senior Unsecured Term Loans.

B-4

Mandatory Prepayment:	The Borrower will be required to prepay the Bridge Loans at 100% of the outstanding principal amount thereof plus accrued and unpaid interest with (i) the net cash proceeds from the issuance of the Notes; (ii) the net proceeds from the issuance of any Refinancing Debt (to be defined in a manner such that any such prepayment would not violate the terms of the Senior Secured Facilities) by the Borrower or any of its restricted subsidiaries; (iii) the net proceeds of any public equity issuances subject to exceptions to be agreed, including an exception for any issuances to the Sponsor or its affiliates; and (iv) the net cash proceeds from any non-ordinary course asset sales by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Facilities; in each case with exceptions and baskets consistent with the standard set forth under “Documentation” below, including, but not limited to, exceptions and baskets no more restrictive than those applicable to the Term Loan Facility; provided that in the case of an issuance of Securities (as defined in the Fee Letter) (with such proceeds being applied to repay the Bridge Loans prior to the repayment of loans outstanding under the Senior Secured Facilities) to any Lender (or any of its affiliates) or any person to whom a Lender participated an interest in the Bridge Loans (or any of such participant’s affiliates) (such Lenders, participants and affiliates, “Specified Bridge Parties”), the net cash proceeds received by the Borrower and its subsidiaries in respect of such Securities acquired by such Specified Bridge Parties may, at the option of such Specified Bridge Party, be applied first to prepay the Bridge Loans of such Specified Bridge Party prior to being applied to prepay the Bridge Loans held by other Lenders on a pro rata basis. The Borrower will also be required to offer to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined in a manner consistent with the standard set forth under “Documentation” below) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Optional Prepayment:	The Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

B-5

Documentation:	The definitive documentation for the Bridge Facility will be negotiated in good faith and will be consistent with this Term Sheet and, subject to the foregoing, consistent with and substantially similar to, with respect to covenants and defaults, the Indenture, dated as of November 26, 2013, among Bullseye MergerSub, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee, taking account of and being modified fully as appropriate to reflect the terms set forth in the Commitment Letter and Fee Letter, including the “flex” provisions, and the operational and strategic requirements of the Company and the Acquired Business and its and their respective subsidiaries (including as to operational and strategic requirements of the Company and the Acquired Business and its and their respective subsidiaries, in light of their size, industries, business, business practices and business plans) (it being understood that basket sizes and incurrence tests will be set taking into account the relative EBITDA and total assets of the Company and the Acquired Business and its and their respective subsidiaries on a consolidated basis); and with respect to those provisions reflecting credit agreement format (including representations and warranties), consistent with the Term Loan Facility with changes to reflect the technical aspects of the Bridge Facility and operational and administrative changes reasonably requested by the Bridge Administrative Agent; and, in any event, will contain only those conditions to borrowing, representations and warranties, covenants and events of default expressly set forth in this Term Sheet (such documentation, the “Bridge Loan Documentation”). Notwithstanding the foregoing, the only conditions to the availability of the Bridge Facility on the Closing Date shall be the applicable conditions set forth in the Funding Conditions Provision and in Exhibit C to the Commitment Letter.

Conditions Precedent to Initial Extension of Credit:	Borrowing under the Bridge Facility will be subject solely to the applicable conditions set forth in the Funding Conditions Provision and in Exhibit C to the Commitment Letter, including the condition that the Specified Representations and, to the extent required by the Funding Conditions Provision, the Acquired Business Representations shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Acquired Business Representation, which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be).

B-6

Representations and Warranties:	The Bridge Loan Documentation will contain representations and warranties as are substantially consistent with and similar to (and, in any event, no less favorable to the Company than) those for the Term Loan Facility, including as to exceptions and qualifications, and limited to the following: organizational status, authority and enforceability of the Bridge Loan Documentation, no violation of law, charter documents or agreements, litigation, margin regulations, governmental approvals, U.S. Investment Company Act, Patriot Act, OFAC, accuracy of disclosure as of the Closing Date, financial statements, no default under other contractual obligations, no undisclosed liabilities, taxes, ERISA, labor matters, intellectual property, subsidiaries, insurance, compliance with laws, environmental matters, properties, use of proceeds and consolidated Closing Date solvency. The failure of any representation or warranty (other than the Specified Representations or the Acquired Business Representations, subject to the Funding Condition Provisions) to be true and correct on the Closing Date shall not constitute the failure of a condition precedent to funding or a default under the Bridge Loan Documentation.

B-7

Covenants:

The Bridge Loan Documentation will contain such affirmative and negative covenants with respect to the Borrower and its restricted subsidiaries as are usual and customary for bridge loan financings of this type consistent with the standard set forth under “Documentation” above, it being understood and agreed that the covenants of the Bridge Loans (and the Senior Unsecured Term Loans) will be incurrence-based covenants consistent with the standard set forth under “Documentation” above and shall in no event be more restrictive than the corresponding covenants in the Term Loan Facility and shall be limited to the following: (a) furnishing of financial information (such covenant to be no less favorable to the Borrower than the corresponding covenant in the Term Loan Facility), (b) requirements as to future subsidiary guarantors, (c) restrictions on liens, (d) restrictions on indebtedness, (e) restrictions on restricted payments, including dividends, investments and certain payments on contractually subordinated indebtedness, (f) restrictions on sales of assets and subsidiary stock, (g) restrictions on limitations on distributions from subsidiaries, (h) restrictions on mergers, consolidations and sales of all or substantially all of the assets of the Borrower, (i) restrictions on transactions with affiliates, and (j) repurchase of Bridge Loans upon a Change of Control (to be defined consistent with the standard set forth under “Documentation” above). Prior to the Maturity Date, the restricted payments covenant and ratio debt and the general baskets under the indebtedness covenant of the Bridge Loans will be more restrictive than those of the Senior Unsecured Term Loans and the Senior Unsecured Exchange Notes, as reasonably agreed by the Lead Arranger and the Borrower; provided that such baskets (other than the CNI builder basket) shall not be any more restrictive than those of the Term Loan Facility. The definition of “Permitted Liens” in the Bridge Loan Documentation shall include an exception for Liens securing “Credit Facility Indebtedness” incurred in compliance with clause (b) of the indebtedness covenant. Clause (b)(i) of the indebtedness covenant in the Bridge Loan Documentation shall provide (i) dollar baskets no smaller than the dollar baskets in Subsection 8.1(b)(i) of the Term Loan Facility, (ii) a “Borrowing Base” grower no less favorable than the “Borrowing Base” grower in Subsection 8.1(b)(i)(I)(B) of the Term Loan Facility and (iii) a Consolidated Secured Leverage Ratio (to be defined consistent with the standard set forth under the heading “Documentation” above, the “CSLR”) incurrence ratio allowing for the incurrence of secured debt so long as on a pro forma basis the CSLR is less than or equal to 4.75:1.00. Any Indebtedness outstanding under the Senior Secured Facilities on the Closing Date shall be deemed incurred under clause (b) of the indebtedness covenant.

In the case of the incurrence of any indebtedness or liens or the making of any investments, restricted payments, asset sales or fundamental changes or the designation of any restricted subsidiaries or unrestricted subsidiaries in connection with a Limited Condition Acquisition (as defined below), at the Borrower’s option, the relevant ratios and baskets shall be determined as of the date a definitive acquisition agreement for such Limited Condition Acquisition is entered into and calculated as if the acquisition and other pro forma events in connection therewith were consummated on such date; provided that if the Borrower has made such an election, in connection with the calculation of any ratio or basket with respect to the incurrence of any other debt or liens, or the making of any other investments, restricted payments, asset sales, fundamental changes or the designation of a restricted subsidiary or unrestricted subsidiary on or following such date and prior to the earlier of the date on which such acquisition is consummated or the definitive agreement for such acquisition is terminated, any such ratio shall be calculated on a pro forma basis assuming such acquisition and other pro forma events in connection therewith (including any incurrence of indebtedness) have been consummated.

B-8

As used herein, “Limited Condition Acquisition” means any acquisition by the Borrower or one or more of its restricted subsidiaries permitted pursuant to the Bridge Loan Documentation whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

Financial Maintenance Covenants:	None.

Events of Default:	The Bridge Loan Documentation will contain such events of default (including grace periods and threshold amounts) consistent with the standard set forth under “Documentation” above (and in any event no more restrictive than the corresponding default provisions of the Term Loan Facility), consisting of and limited to: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy or insolvency of the Borrower or its significant subsidiaries; material monetary judgments; ERISA events; and actual or asserted invalidity of guarantees.

Cost and Yield Protection:	The Bridge Loan Documentation will contain cost and yield protection provisions consistent with the Term Loan Facility, including as to exceptions and qualifications.

Assignment and Participation:	The Lenders will have the right to assign Bridge Loans after the Closing Date to financial institutions or institutional investors in accordance with applicable law, without the consent of the Borrower (other than to any Disqualified Institution); provided, however, that prior to the date that is one year after the Closing Date and so long as a Demand Failure Event (as defined in the Fee Letter) has not occurred and no payment or bankruptcy event of default shall have occurred and is continuing, the consent of the Borrower shall be required with respect to any assignment (such consent not to be unreasonably withheld) if, subsequent thereto, the Committed Lenders would hold, in the aggregate, less than 51% of the outstanding Bridge Loans.

B-9

The Lenders will have the right to participate their Bridge Loans to financial institutions or institutional investors in accordance with applicable law (other than to any Disqualified Institution), without restriction other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Notwithstanding the foregoing, in no event shall the Bridge Administrative Agent be obligated to ascertain, monitor or inquire as to whether any person is a Disqualified Institution.

Voting:	Amendments and waivers of the Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the outstanding Bridge Loans, except that (a) the consent of each Lender directly and adversely affected thereby will be required for (i) reductions of principal, interest rates or the Applicable Margin, (ii) extensions of the Maturity Date (except as provided under “Maturity” above) or the Extended Maturity Date, (iii) additional restrictions on the right to exchange Senior Unsecured Term Loans for Senior Unsecured Exchange Notes or any amendment of the rate of such exchange, (iv) any amendment to the Senior Unsecured Exchange Notes that requires (or would, if any Senior Unsecured Exchange Notes were outstanding, require) the approval of all holders of Senior Unsecured Exchange Notes and (v) subject to certain exceptions consistent with the standard set forth under “Documentation” above, releases of all or substantially all of the value of the Guarantees (other than in connection with any release or sale of the relevant Guarantor permitted by the Bridge Loan Documentation) and (b) the consent of 100% of the Lenders will be required with respect to modifications to any of the voting percentages.

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Indemnification:	The Bridge Loan Documentation will contain indemnification provisions consistent with the Term Loan Facility, including as to exceptions and qualifications.

Governing Law:	New York.

Counsel to the Bridge Administrative Agent:	Davis Polk & Wardell LLP.

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ANNEX I to

EXHIBIT B

Senior Unsecured Term Loans

Maturity:	The Senior Unsecured Term Loans will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Unsecured Term Loans will bear interest at an interest rate per annum equal to the Total Cap (the “Senior Unsecured Term Loan Interest Rate”). Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Senior Unsecured Term Loans, in each case payable in arrears and computed on the basis of a 360-day year.

Default Rate:	Overdue principal, interest, fees and other amounts shall bear interest at the applicable interest rate plus 2.00% per annum.

Ranking:	Same as Bridge Loans.

Guarantees:	Same as Bridge Loans.

Covenants, Defaults and Mandatory Prepayments:	Upon and after the Conversion Date, the covenants, mandatory prepayments and defaults which would be applicable to the Senior Unsecured Exchange Notes, if issued, will also be applicable to the Senior Unsecured Term Loans in lieu of the corresponding provisions of the Bridge Loan Documentation.

Optional Prepayment:

The Senior Unsecured Term Loans may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

In addition, at the option of the Borrower, an “AHYDO Saver” provision will be included.

Governing Law:	New York.

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ANNEX II to

EXHIBIT B

Senior Unsecured Exchange Notes

Issuer:	The Borrower will issue the Senior Unsecured Exchange Notes under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended. The Borrower, in its capacity as the issuer of the Senior Unsecured Exchange Notes, is referred to as the “Issuer”.

Principal Amount:	The Senior Unsecured Exchange Notes will be available only in exchange for the Senior Unsecured Term Loans on or after the Conversion Date. The principal amount of any Senior Unsecured Exchange Note will equal 100% of the aggregate principal amount of the Senior Unsecured Term Loan for which it is exchanged. In the case of any partial exchange, the initial minimum amount of Senior Unsecured Term Loans to be exchanged for Senior Unsecured Exchange Notes will equal $75.0 million of the aggregate principal amount of the Senior Unsecured Term Loans, and thereafter, a minimum amount of $50.0 million (or, if less, the aggregate amount of remaining Senior Unsecured Term Loans) for any further exchanges.

Maturity:	The Senior Unsecured Exchange Notes will mature on the date that is eight years after the Initial Closing Date.

Interest Rate:	The Senior Unsecured Exchange Notes will bear interest payable semi-annually, in arrears, at a rate equal to the Total Cap.

Ranking:	Same as Bridge Loans and Senior Unsecured Term Loans.

Guarantees:	Same as Bridge Loans and Senior Unsecured Term Loans.

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Documentation:	The definitive documentation for the Senior Unsecured Exchange Notes will be negotiated in good faith and will be consistent with this Term Sheet and, subject to the foregoing, will be consistent with and substantially similar to that certain Indenture, dated as of November 26, 2013, among Bullseye MergerSub, Inc., the guarantors party thereto and Wilmington Trust, National Association, as trustee, taking account of and being modified to fully reflect the terms set forth in the Commitment Letter and the Fee Letter and the operational and strategic requirements of the Company and the Acquired Business and its and their respective subsidiaries (including as to operational and strategic requirements of the Company and the Acquired Business and its and their respective subsidiaries in light of their size, industries, business, and business practices and business plans) (it being understood that basket sizes and incurrence tests will be set taking into account the relative EBITDA and total assets of the Company and the Acquired Business and its and their respective subsidiaries on a consolidated basis); and in any event will contain only those covenants and events of default expressly set forth in this Term Sheet (such documentation, the “Senior Unsecured Exchange Note Documentation”).

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes (and, if outstanding, prepay the Senior Unsecured Term Loans) on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with a portion of the net cash proceeds of all non-ordinary course asset sales by the Issuer and its restricted subsidiaries in excess of amounts either reinvested or required to be paid to the lenders under the Senior Secured Facilities, with such proceeds being applied to the Senior Unsecured Term Loans, the Senior Unsecured Exchange Notes and the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Senior Unsecured Exchange Note Documentation, including, but not limited to, exceptions and baskets less restrictive than those applicable to the Term Loan Facility.

Offer to Purchase upon Change of Control:	After making any payments required to be made to repay the Senior Secured Facilities, the Issuer will be required to make an offer to repurchase the Senior Unsecured Exchange Notes following the occurrence of a Change of Control (to be defined consistent with the Senior Unsecured Exchange Note Documentation) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase, unless the Issuer shall redeem such Senior Unsecured Exchange Notes pursuant to the “Optional Redemption” section below.

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Optional Redemption:	Except as set forth in the next two succeeding paragraphs, the Senior Unsecured Exchange Notes will be non-callable prior to the third anniversary of the Closing Date. Thereafter, each such Senior Unsecured Exchange Note may be redeemed, in whole or in part, at the option of the Issuer at a price equal to 100% of the aggregate principal amount redeemed plus accrued and unpaid interest, if any, plus a premium equal to three-fourths of the coupon on such Senior Unsecured Exchange Notes, with such premium declining ratably to zero on the date that is two years prior to the maturity date of such Senior Unsecured Exchange Notes.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Senior Unsecured Exchange Notes at a make-whole price based on the yield on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 40% of such Senior Unsecured Exchange Notes with an amount equal to proceeds from any equity offering at a price equal to par plus the coupon on such Senior Unsecured Exchange Notes; provided, however, that Senior Unsecured Exchange Notes in a principal amount equal to at least 50% of the aggregate principal amount of such Senior Unsecured Exchange Notes originally issued remain outstanding after such redemption.

In addition, at the option of the Issuer, an “AHYDO Saver” provision will be included.

The optional redemption provisions will be otherwise consistent with the standard set forth under “Documentation” above.

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Defeasance and Discharge Provisions:	Consistent with the standard set forth under “Documentation” above.

Modification:	Consistent with the standard set forth under “Documentation” above.

Registration Rights:	None. The Senior Unsecured Exchange Notes will be “Rule 144A for life”.

Right to Transfer Exchange Notes:	The holders of the Senior Unsecured Exchange Notes shall have the absolute and unconditional right to transfer such notes in compliance with applicable law to any third parties.

Covenants:	Consistent with the standard set forth under “Documentation” above, and in no event more restrictive than the corresponding covenants in the Term Loan Facility or (if applicable) the Bridge Loan Documentation. The definition of “Permitted Liens” in the Senior Unsecured Exchange Note Documentation shall include an exception for Liens securing “Credit Facility Indebtedness” incurred in compliance with clause (b) of the indebtedness covenant. Clause (b)(i) of the indebtedness covenant in the Senior Unsecured Exchange Note Documentation shall provide (i) dollar baskets no smaller than the dollar baskets in Subsection 8.1(b)(i) of the Term Loan Facility, (ii) a “Borrowing Base” grower no less favorable than the “Borrowing Base” grower in Subsection 8.1(b)(i)(I)(B) of the Term Loan Facility and (iii) a Consolidated Secured Leverage Ratio (to be defined consistent with the standard set forth under the heading “Documentation” above, the “CSLR”) incurrence ratio allowing for the incurrence of secured debt so long as on a pro forma basis the CSLR is less than or equal to 4.75:1.00.

Events of Default:	Consistent with the standard set forth under “Documentation” above, and in no event more restrictive than the corresponding default provisions of the Term Loan Facility or (if applicable) the Bridge Loan Documentation.

Governing Law:	New York.

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EXHIBIT C

Project Metallica

Summary of Additional Conditions

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Summary of Additional Conditions is attached, including the other Exhibits thereto.

Except as otherwise set forth below, the initial borrowing under the Bridge Facility shall be subject to the satisfaction or waiver of the following additional conditions:

1.          The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Bridge Facility shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by the Buyers that are materially adverse to the Lenders without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed), it being understood and agreed that (i) any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in purchase price to the extent resulting in lower cash funding by the Buyers shall be allocated to a reduction in the Bridge Facility (which reduction shall not result in a Bridge Facility of less than $200 million), with any excess net cash proceeds of the Bridge Facility not applied to such purchase price reduction to be applied to make a prepayment of the Term Loan Facility (subject to any requirement that such a prepayment be in a minimum amount or integral multiples of a stated amount) or to pay fees, premiums and expenses related to the Transactions and (y) any increase in purchase price (excluding, for the avoidance of doubt, purchase price adjustments in respect of working capital pursuant to the Acquisition Agreement) may be funded with the Company’s cash, borrowings under the ABL Facility or the proceeds of a common or other “qualified” equity issuance, or a common equity contribution received by the Company and (ii) any modification, amendment, consent or waiver to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the interests of the Lenders.

2.          The Refinancing (if any) shall have been, or substantially concurrently with the initial borrowing under the Bridge Facility shall be, consummated.

3.          Since the date of the Acquisition Agreement, no condition, event, occurrence, fact, change, development or effect shall exist or have occurred or come to exist or been threatened that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect (as defined in the Acquisition Agreement).

C-1

4.          All fees related to the Transactions payable to the Lead Arrangers, the Bridge Administrative Agent or the Lenders shall have been paid to the extent due.

5.          The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of operations, comprehensive income (loss), equity (deficit) and cash flows of the Company for the three most recently completed fiscal years of the Company ended at least 90 days before the Closing Date, (b) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss), equity and cash flows of the Company for any subsequent fiscal quarter of the Company ended at least 45 days before the Closing Date and for the comparable quarter of the prior fiscal year, (c) audited consolidated balance sheets and related statements of income, comprehensive income, cash flows and partner’s capital of the Acquired Business for the three most recently completed fiscal years of the Acquired Business ended at least 90 days before the Closing Date and (d) unaudited consolidated balance sheets and related statements of operations, comprehensive loss and cash flows of the Acquired Business for any subsequent fiscal quarter of the Acquired Business ended at least 45 days prior to the Closing Date, and in each case, for the comparable period of the prior fiscal year. The Lead Arrangers hereby acknowledge receipt of the financial statements (I) in the foregoing clauses (a) and (c), (II) in the foregoing clause (b) for the fiscal quarters ended February 2, 2014, May 4, 2014 and August 3, 2014, and (III) in the foregoing clause (d) for the fiscal quarters ended March 31, 2014 and June 30, 2014.

6.          The Lead Arrangers shall have received an unaudited pro forma consolidated balance sheet and a related unaudited pro forma consolidated statement of operations of the Company and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period of the Company ended at least 45 days before the Closing Date (or if the end of the most recently completed four fiscal quarter period of the Company is the end of a fiscal year of the Company, ended at least 90 days before the Closing Date), prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of operations).

7.          The Lead Arrangers shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Company substantially in the form of Annex I attached hereto certifying the solvency, after giving effect to the Transactions, of the Company and its subsidiaries on a consolidated basis.

C-2

8.           (a) One or more investment banks reasonably satisfactory to the Lead Arrangers (collectively, the “Investment Banks”) shall have been engaged to publicly sell or privately place the Notes and (b) the Lead Arrangers and the Investment Banks each shall have received as promptly as practicable but, in any event, no later than 20 consecutive calendar days prior to the Closing Date (provided that such consecutive day period shall (i) not be required to be consecutive to the extent it would include November 26, 2014 through November 30, 2014 (which dates set forth in this clause (i) shall be excluded for purposes of the 20 calendar day period), (ii) either expire prior to December 20, 2014 or commence after January 4, 2015 and (iii) not be required to be consecutive to the extent it would include May 22, 2015 through May 25, 2015 (which dates set forth in this clause (iii) shall be excluded for purposes of the 20 calendar day period)) (such period, the “Marketing Period”), an offering memorandum which shall be in customary complete form (except for portions thereof and information that would customarily be provided by the Investment Banks) or which, with respect to the description of notes and any other parts thereof for which the Investment Banks’ or its advisors’ cooperation or approval is required for them to be complete, the Company shall have used its commercially reasonable efforts to cause them to be complete, and in either case, which offering memorandum shall contain information regarding the Company and the Acquired Business of the type and form customarily included in private placements under Rule 144A of the Securities Act and financial statements, pro forma financial statements, business and other financial data of the Company and the Acquired Business of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rules 3-10 and 3-16 of Regulation S-X and subject to exceptions customary for private placements pursuant to Rule 144A promulgated under the Securities Act) or that would be necessary for the Investment Banks to receive customary (for high-yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes, and, in the case of the annual financial statements, the auditors’ reports thereon. Notwithstanding anything in this paragraph 8 to the contrary, the only financial statements that shall be required to be included in the offering memorandum shall be (I) those required to be delivered pursuant to paragraph 5 of this Summary of Additional Conditions and (II) pro forma financial statements relating to (i) the most recently completed fiscal year of the Company ended at least 90 days before the Closing Date and (ii) any subsequent interim fiscal period of the Company ended at least 45 days before the Closing Date for which accompanying financial statements are required to be delivered pursuant to paragraph 5 of this Summary of Additional Conditions.

9.          The Lead Arrangers shall have received at least three calendar days prior to the Closing Date all documentation and information as is reasonably requested in writing by the Bridge Administrative Agent, at least 10 calendar days prior to the Closing Date, about the Borrower and the Guarantors mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

10.         Subject in all respects to the Funding Conditions Provision, the Guarantees of the Bridge Facility shall have been executed by the Guarantors and be in full force and effect or substantially simultaneously with the initial borrowing under the Bridge Facility, shall be executed and become in full force and effect.

C-3

Annex I to Exhibit C

Form of Solvency Certificate

Date: _____, 201[ ]

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of _____, a _____ _____ (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.          This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section __ of the Credit Agreement, dated as of _________ ____, 201[ ], among _________ (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.          For purposes of this certificate, the terms below shall have the following definitions:

(a)          “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)          “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)          “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)          “Identified Contingent Liabilities”

C-I-1

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities and excluding any such contingent liabilities of the Acquired Business), as and to the extent identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)          “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)          “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.          For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)          I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [__] of the Credit Agreement.

(b)          I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)          As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.          Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

C-I-2

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

[Borrower]

By:________________________________
Name:
Title: Chief Financial Officer

C-I-3